CONSENT OF MHA PETROLEUM CONSULTANTS LLC

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of American Eagle Energy Corporation of our report dated March 18, 2013, including the estimates of the reserves and income attributable to certain oil and gas properties of American Eagle Energy Inc. as of January 1, 2013, which appear in the Annual Report on Form 10-K of American Eagle Energy Corporation.

We also consent to the reference to our firm under the caption “Experts” included in the Prospectus, which is part of this Registration Statement.

MHA PETROLEUM CONSULTANTS LLC

Leslie S. O’Connor

Managing Partner

Denver, Colorado

March 5, 2014